UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 25

                  NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                    REGISTRATION UNDER SECTION 12(B) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number 333-140895


              First Trust Exchange-Traded AlphaDEX Fund/NYSE Arca
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    (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187; (800) 621-1675
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  (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)


                                See Attachment A
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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[_]  17 CFR 240.12d2-2(a)(1)
[_]  17 CFR 240.12d2-2(a)(2)
[_]  17 CFR 240.12d2-2(a)(3)
[_]  17 CFR 240.12d2-2(a)(4)


[_] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.(1)

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, First Trust Exchange Traded AlphaDEX(R) Fund certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.



March 29, 2016        By   /s/ W. Scott Jardine               Secretary
                         -------------------------     ------------------------
Date                               Name                         Title



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(1) Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-l as applicable. See General Instructions.

ATTACHMENT A


         NAME OF CLASS OF SECURITIES                  DESCRIPTION OF CLASS OF SECURITIES

 First Trust Large Cap Core AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

  First Trust Mid Cap Core AlphaDEX(R) Fund          Common Shares of Beneficial Interest,
                                                           $.01 par value per share

 First Trust Small Cap Core AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Large Cap Value AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Large Cap Growth AlphaDEX(R) Fund        Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Multi Cap Value AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Multi Cap Growth AlphaDEX(R) Fund        Common Shares of Beneficial Interest,
                                                           $.01 par value per share

 First Trust Mid Cap Value AlphaDEX(R) Fund          Common Shares of Beneficial Interest,
                                                           $.01 par value per share

 First Trust Mid Cap Growth AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Small Cap Value AlphaDEX(R) Fund         Common Shares of Beneficial Interest,
                                                           $.01 par value per share

First Trust Small Cap Growth AlphaDEX(R) Fund        Common Shares of Beneficial Interest,
                                                           $.01 par value per share

    First Trust Mega Cap AlphaDEX(R) Fund            Common Shares of Beneficial Interest,
                                                           $.01 par value per share